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                                                                    Exhibit 4.12

                                AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT


     AMENDMENT NO. 1 made this 2d day of August, 2001 to the certain STOCK PURCHASE AGREEMENT dated April 26, 2001 (the "Agreement") by and between, on the one hand, AMVESCAP PLC and INVESCO NORTH AMERICAN HOLDINGS, INC. and, on the other hand, OLD MUTUAL PLC, OLD MUTUAL (US) HOLDINGS INC., AND UNITED ASSET MANAGEMENT HOLDINGS, INC.

     WHEREAS the parties to the Agreement wish to amend such Agreement as set forth herein;

     WHEREAS, United Asset Management Holdings, Inc. has been merged with and into Old Mutual (US) Holdings Inc;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. The definition of "Net Tangible Assets" is hereby amended by deleting the words that appear in clause (ii)(d) thereof and substituting the following for such deleted words: "(d) an accrual of $600,000 for the G Family Trust matter disclosed on revised Schedule 5.11, #54 and an accrual of $62,500 for the Pelgrin matter disclosed on revised Schedule 5.11, #53, "and a corresponding reduction in the accrual for incentive compensation under clause (b) above pursuant to the Revenue Sharing Agreement for the G Family Trust matter."

     2. The following is hereby added to the definition of "Anniversary Date Revenue":

          Anniversary Date Revenues for any twelve month period for which such revenues are computed shall include revenues received by any Affiliate of Purchaser in such period pursuant to any advisory agreement, whether or not interim, between such Affiliate of Purchaser and the Mid-Cap Portfolio (including any successor thereto).

     3. The second sentence in Section 2.3(b)(i) of the Agreement is amended to read as follows:

          With respect to the Mid-Cap Portfolio, the approval by the board of directors of UAM Funds, Inc. prior to Closing of an interim advisory contract pursuant to Rule 15a-4 of the 1940 Act with an Affiliate of Purchaser shall not be
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     deemed to be a termination of the advisory relationship of the Companies with the Mid-Cap Portfolio.8

     4. The Agreement is hereby amended by replacing Section 2.4(b) to read in its entirety as follows:

          (b) Payment of any amounts payable under this Section 2.4 shall be made by wire transfer of immediately available funds either to (i) an account of Old Mutual designated in writing delivered to the Buyer or
       (ii) directly to PRCI, on the Sellers' behalf, in accordance with the Signing Bonus Plan.

     5. The Agreement is hereby further amended by replacing the first sentence of Section 2.7(a) with the following sentence: "The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices
                                     -------
of Hill & Barlow, One International Place, Boston, Massachusetts 02110, commencing at 10:00 a.m. on August 2, 2001."

     6.  Section 3.1(g) of the Agreement is amended to read as follows:

          (g) Old Mutual shall have obtained from each holder of a Unit Award the executed written agreement of such holder to surrender all Unit Awards held by such holder for redemption upon payment to such holder of the redemption price therefor (each a "Redemption Agreement" and collectively, the "Redemption Agreements"), the originals of all such Redemption Agreements shall have been delivered by Old Mutual to Christopher Cabot at Sullivan & Worcester ("S&W") to be delivered to Purchaser as provided in
     Section 4.15 below, and Old Mutual shall have delivered to Purchaser copies of each such Redemption Agreement or other evidence reasonably satisfactory to Purchaser that all holders of outstanding Unit Awards have agreed to surrender the Unit Awards respectively held by such holders for redemption.

     7. Section 4.12(b) of the Agreement is amended to read in its entirety as follows:

          (b) Purchaser agrees that it will, effective from and after the Closing, cause Pell Rudman to implement the Restated Pell Rudman Signing Bonus Plan (the "Signing Bonus Plan") in the form of Exhibit A to this
                                                          ---------
     Amendment No. 1. Parent and Old Mutual shall be solely responsible for paying, and shall pay in accordance with Pell Rudman's

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     direction, as and when due in accordance with and subject to the terms of the Signing Bonus Plan, to Pell Rudman (or at Pell Rudman's further direction, to Purchaser or an Affiliate of Purchaser that will make payment of the bonus amounts payable under the Signing Bonus Plan) all amounts that are or become payable by Parent and Old Mutual under the Signing Bonus Plan (including, without limitation, the Aggregate Closing Date Bonus Pool, as such term is defined in the Signing Bonus Plan), it being understood that any payments so made by Parent and Old Mutual shall not be deemed a reduction in or return of the Purchase Price payable hereunder for financial accounting purposes and that all such payments shall be deemed made to and for the benefit of Pell Rudman under the terms of and in accordance with the Signing Bonus Plan. Purchaser (or its Affiliate) will, as soon as practical following its receipt of such payments, and acting solely in the capacity of a payroll paying agent for Pell Rudman and as an accommodation to Parent, Old Mutual and Pell Rudman, make payment to the participants in the Signing Bonus Plan of the Closing Date Bonuses; provided, however, that subject to receipt by Purchaser on or before August 7, 2001 of the Aggregate Closing Date Bonus Pool in immediately available funds and the receipt by Purchaser prior to August 2, 2001 of satisfactory payroll payment information in electronic form compatible with Purchaser's payroll payment systems with respect to all participants who are to receive Closing Date Bonus payments, Purchaser shall cause the Closing Date Bonuses to be paid on August 8, 2001.

     8.  Section 4.15 of the Agreement is amended to read as follows:

          4.15 Redemption of Unit Awards.  On the Closing Date, Old Mutual will
               -------------------------
     cause its counsel to deliver to Christopher Cabot at S&W, the original of each executed Redemption Agreement and shall pay to Pell Rudman, by wire transfer to an account designated by Pell Rudman, an amount equal to the aggregate amount payable, plus the aggregate amount of the employers' portion of any FICA, Medicare, Social Security or other like taxes with respect to such payments, under all such Redemption Agreements in redemption of all Unit Awards. Pursuant to a separate Letter Agreement, S&W has agreed to deliver all such Redemption Agreements to Pell Rudman promptly upon receipt of notice of payment by Pell Rudman of the amounts payable thereunder. Not later than August 5, 2001, Old Mutual will deliver to Purchaser such information as Purchaser shall reasonably require in

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     order to pay the amounts payable under the Redemption Agreements.  On
     August 15, 2001, and subject to the contemporaneous delivery of all such Redemption Agreements and the timely receipt of the payment information described in the foregoing sentence, Purchaser, as agent for Pell Rudman, shall pay to each holder of a Unit Award or Unit Awards the amount payable to such holder under and in respect of the Redemption Agreement respectively executed by such holder, all such Redemption Agreements shall be deemed delivered and effective, and all such Unit Awards shall thereupon be deemed redeemed and no longer issued or outstanding.

     9. Article IV of the Agreement is amended by adding thereto Section 4.18, which shall read in its entirety as follows:

     4.18  Mid-Cap Portfolio.  Purchaser and Parent covenant that they will use
           -----------------
          all commercially reasonable efforts to assure that an affiliate of Purchaser maintains a fee-generating advisory relationship with the Mid-Cap Portfolio through the Second Anniversary Date.

     10. Section 9.2 (a)(i) of the Agreement is amended by inserting immediately following the words "Section 5.19" the following language: "or Item
                                 ------------
7 of Schedule 5.7."
     ------------

     11. Section 9.2(a) of the Agreement is amended further by deleting the word "or" at the end of clause (iii) thereof, replacing the "." at the end of clause (iv) thereof with ";" and adding the following:

     "(v) the Pelgrin matter referred to in revised Schedule 5.11, #53 and the G Family Trust matter referred to in revised Schedule 5.11, #54 (but in each case only to the extent the aggregate Loss with respect to such matters exceed any amount paid or accrued and reflected in the computation of Actual Net Tangible Assets).

     12.  All other provisions of the Agreement are unchanged.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first written above.

                       [SIGNATURES CONTINUE ON NEXT PAGE]

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         [SIGNATURE PAGE TO AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT]

                         AMVESCAP PLC

                         By: /s/ Robert F. McCullough
                            ---------------------------------
                            Title: CFO


                         INVESCO NORTH AMERICAN HOLDINGS, INC.

                         By: /s/ Neil Williams
                            ---------------------------------
                            Title: General Counsel & Secretary



                         OLD MUTUAL (US) HOLDINGS INC.

                         By: /s/ Franklin H. Kettle
                            ---------------------------------
                            Title:

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